Exhibit 99.1

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration (813) 876-1776 ext 2553 nigney@shipwreck.net

ODYSSEY MARINE EXPLORATION PROVIDES COMMENT ON

REPORTS OF SURVEY VESSEL INSPECTION

Tampa, FL – July 12, 2007 – Odyssey Marine Exploration, Inc.’s (NASDAQ:OMEX) survey vessel, the Ocean Alert, has been forced by the Spanish Guardia Civil to the port of Algeciras for inspection despite assurances yesterday from Spanish judicial authorities that the ship was only to be inspected at sea and would not be taken into a Spanish port. At this point, Odyssey is assuming that the action on the part of the Guardia Civil is a miscommunication between Spanish authorities.

Odyssey’s Panama-flagged ship Ocean Alert was boarded by the Spanish Guardia Civil this morning approximately 3.5 miles south of Europa Point in Gibraltar, which is considered international waters pursuant to the Law of the Sea Convention. After boarding the ship, the Guardia Civil went to the ship’s bridge and threatened the Captain of the ship with the use of force if he did not turn the ship around and take it to the Spanish port of Algeciras. The ship has now arrived in Algeciras, and an inspection of the vessel has commenced. An Odyssey representative has been informed that the inspection may take as long as two to three days, and it is anticipated that the vessel will be permitted to leave at the conclusion of the inspection.

The day before the planned departure, Odyssey legal representatives met with the Guardia Civil and the La Linea judge to inform them of the planned time of departure for the Ocean Alert from Gibraltar and to arrange a location for a consensual boarding and inspection at sea in international waters. Although Odyssey has never received a Spanish court order to inspect or seize Company vessels, it has been reported by the Spanish media that a judge in the Court of La Linea de la Concepcion (Cadiz) had issued such an order, apparently assuming that the “Black Swan” recovery was conducted illegally in Spanish territorial waters, which had been reported erroneously in the media. Odyssey has repeatedly stated that the “Black Swan” recovery was conducted in the Atlantic Ocean outside of any country’s territorial waters or contiguous zone.

Odyssey recently provided a 109-page legal affidavit to authorities in the Spanish Federal government, the Junta de Andalucía, the United Kingdom, Gibraltar, and the United States detailing Odyssey’s activities leading up to, and after, the announcement of the “Black Swan” discovery. This document (which covered nine years of communications and meetings between Odyssey, the Junta of Andalucia and the governments of the United States, the United Kingdom and Spain) was provided in order to address questions posed by the Spanish regarding Odyssey’s activities and to reassure all concerned governments and officials that Odyssey has always acted legally and with full transparency in relation to the “Black Swan” project and in all other shipwreck exploration activities.

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“We were pleased to provide this information to the interested government officials to help clear up any confusion that has been created by inaccurate media reports,” stated Greg Stemm, Odyssey co-founder. “We always attempt to work with appropriate governments on shipwreck projects in which they may have an interest and look forward to addressing any issues of claims or legal jurisdiction related to the “Black Swan” in the proper venue, which is US Federal Court.”

In addition to providing the detailed 109-page affidavit, Odyssey announced last week that it will provide additional information as requested by Spain to the U.S. Federal Court judge later this month. This additional information will contain archaeological reports and additional information on three deep-ocean sites located outside the territorial waters of any country on which Odyssey properly filed Warrants of Arrest in the U.S. Federal Court sitting in admiralty jurisdiction. These reports are expected to be filed on or before July 23, 2007 with the U.S. Federal Court, which has assumed jurisdiction over the sites.

About the “Black Swan”

In May 2007, Odyssey announced the discovery and recovery of more than 500,000 silver coins weighing more than 17 tons, hundreds of gold coins, worked gold and other artifacts from a site in the Atlantic Ocean code-named “Black Swan.” Odyssey has not yet been able to positively identify the site and has not disclosed the location in order to protect artifacts which remain at the site.

The “Black Swan” recovery was conducted in conformity with Salvage Law and the Law of the Sea Convention, beyond the territorial waters or legal jurisdiction of any country. The work accomplished to date on this site has diligently followed archaeological protocols using advanced robotic technology. All recovered items have been legally imported into the United States and placed in a secure, undisclosed location where they are undergoing conservation and documentation.

The Kingdom of Spain has filed notices in three pending court cases in which Odyssey has filed Warrants of Arrest stating that the Spanish government does not intend to give up rights on any Spanish property which might be on the sites.

In Odyssey’s press release of May 21, 2007 the Company anticipated such an action from possible claimants and addressed the issue as follows:

“If we are able to confirm that some other entity has a legitimate legal claim to this shipwreck when—and if—the identity is confirmed, we intend to provide legal notice to any and all potential claimants. Even if another entity is able to prove that it has an ownership interest in the shipwreck and/or cargo and that they had not legally abandoned the shipwreck, Odyssey would apply for a salvage award from the Admiralty Court.

In cases such as this, salvors are typically awarded up to 90% of the recovery. We do believe that most shipwrecks that we recover, including the “Black Swan”, will likely result in claims by other parties. Many will be spurious claims, but we anticipate that there might be some legitimate ones

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as well. In the case of the “Black Swan”, it is the opinion of our legal counsel that even if a claim is deemed to be legitimate by the courts, Odyssey should still receive title to a significant majority of the recovered goods.”

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently opened at the Tampa Museum of Science and Industry. For details on the Company’s activities and commitment to the preservation of maritime heritage please visit www.shipwreck.net.

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Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in the Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.

www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057